Exhibit 99.1

FOR IMMEDIATE RELEASE

REDPOINT BIO NAMES SCOTT SIEGEL, PH.D. AS

VICE PRESIDENT OF CORPORATE DEVELOPMENT

Ewing, New Jersey, October 1, 2007 – Redpoint Bio Corporation (OTCBB: RPBC), a company developing compounds to improve the taste of pharmaceutical, food and beverage products, today announced the appointment of Scott A. Siegel, Ph.D., to the position of Vice President of Corporate Development. In his new role, Dr. Siegel will be responsible for the Company’s business development strategy and execution and will report directly to Dr. Ray Salemme, Chief Executive Officer.

Commenting on today’s news, Dr. Salemme noted, “We are delighted to welcome Scott to Redpoint in this key position.  With over 20 years of commercial, business development, and research and development expertise with a broad array of life sciences companies, Scott brings to Redpoint a truly well-rounded set of capabilities. We intend to leverage all of these as we move forward aggressively with product development and additional partnership opportunities for our taste enhancer and bitter blocker programs.”

Prior to joining Redpoint Bio, Dr. Siegel, 50, spent eight years with Johnson & Johnson, most recently as Worldwide Strategic Marketing New Business Development Director, with responsibility for commercial review of global oncology therapeutics licensing opportunities. In this capacity, he lead the establishment of a worldwide business case for deals by creating and leading cross-functional assessment teams consisting of Johnson & Johnson affiliates located across the globe.

Before that, Dr. Siegel served in various positions, including Executive Director, New Business Development and Senior Director, at Ortho Biotech Products, L.P., also a Johnson & Johnson affiliate.  While there, Dr. Siegel was responsible for new business development strategy and technology assessment with a focus in the areas of drug delivery and lifecycle management, among others. While at Ortho Biotech he lead or played a key role in the transaction and execution of several licensing agreements with US and international business partners.

Earlier in his career, Dr. Siegel served as Senior Director, Preclinical Research and Product Development for Phytera, Inc.; Associate Director, Immunobiology Research and Development for Centocor, Inc., and; Section Leader, Immunodiagnostics Department at Becton Dickinson and Company.  He also served, from 1988 to 1995, as Adjunct Associate Professor of Microbiology at the University of Pennsylvania, School of Dental Medicine.

Dr. Siegel earned his Bachelor of Science degree from the State University of New York, College at New Paltz, where he majored in biology.  Dr. Siegel also earned a Ph.D. in biochemistry from the State University of New York, Downstate Medical Center and completed his postdoctoral studies in the Department of Pharmacology at Yale University School of Medicine.

Dr. Siegel is a co-inventor of Remicade®, a drug used to treat autoimmune disorders. He is the author of more than 30 scientific and business abstracts and publications, holds 12 issued patents and is a frequent speaker and panel moderator on issues relating to drug delivery, business development and business strategy for the Pharmaceutical and Biotechnology industries.

About Redpoint Bio Corporation

Redpoint Bio is leveraging recent discoveries in the molecular biology of taste to discover and develop novel taste enhancers and aversive taste blockers for the food, beverage and pharmaceutical industries. Redpoint Bio’s food and beverage program is focused on identifying flavor enhancers that improve the taste of existing ingredients, reduce the need for excess sugar and salt, and contribute to the development of healthier, better-tasting foods and beverages. The pharmaceutical program uses a biochemical approach aimed at suppressing the bitterness of medicines, which has the potential to expand the range of formulation options and increase patient compliance. For more information, please visit the Company’s website at www.redpointbio.com.

Safe Harbor Statement

In addition to historical facts or statements of current condition, this press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements provide the Company’s current expectations or forecasts of future events. The Company’s performance and financial results could differ materially from those reflected in these forward-looking statements due to among other factors, uncertainty inherent in the discovery phase of technological development, any efforts by third parties to invalidate or limit any patents, the marketplace acceptance of its products, the decisions of regulatory authorities, the results of clinical trials and general financial, economic, regulatory and political conditions affecting the food, biotechnology and pharmaceutical industries generally. Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect. The Company undertakes no obligation to update publicly any forward-looking statement.

CONTACT AT:
Redpoint Bio:	At Rx Communications Group (for Redpoint Bio):
Scott Horvitz	Melody Carey (investors): (917) 322-2571
Chief Financial Officer	Paula Schwartz (investors): (917) 322-2216
(609) 637-9700, ext. 207	Tina Posterli (media): (917) 322-2565
shorvitz@redpointbio.com

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